UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2008

Winnebago Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Iowa	001-06403	42-0802678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 152, Forest City, Iowa		50436
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 641-585-3535

______________________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (b),

(c) and (d)

On March 26, 2008, the Board of Directors of Winnebago Industries, Inc. (the “Company”) accepted the letter of resignation of Bruce Hertzke from the Board and from his position as Chairman of the Board and Chief Executive Officer effective May 5, 2008. Mr. Hertzke will remain an employee of the Company until May 30, 2008. The Board announced the appointment of Robert J. Olson to the Company’s Board of Directors and the election of Mr. Olson to the position of Chairman of the Board and Chief Executive Officer, in addition to his current position of President, also effective May 5, 2008. Information regarding Mr. Olson’s tenure with the Company and his business experience can be found in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 24, 2007, the descriptions of which are incorporated herein by reference.

In connection with Mr. Olson’s election as Chairman of the Board, Chief Executive Officer and President, his annual salary was increased from $350,000 to $450,000, effective May 5, 2008. On March 27, 2008, the Company issued a press release announcing the election of Mr. Olson to the position of Chairman of the Board, Chief Executive Officer and President of the Company. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(e)

On March 26, 2008, the Board of Directors approved the grant of 20,000 shares of restricted common stock of the Company to Mr. Hertzke in recognition of his contributions to the Company’s success during his 36 years of service with the Company. The restrictions on the stock will lapse on final day of Mr. Hertzke’s employment with the Company, May 30, 2008.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release of Winnebago Industries, Inc. Announcing Election of Bob Olson to the Position of Chairman, CEO and President, dated March 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2008	WINNEBAGO INDUSTRIES, INC.
	By:	/s/ Bruce D. Hertzke
	Name: Title:	Bruce D. Hertzke Chief Executive Officer